Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is entered into on this 15 day of June, 2004, by and among ATX Group, Inc., a Delaware corporation (“Parent”), ATX MergerCo, Inc., a Texas corporation (“Merger Sub”), and ATX Technologies, Inc., a Texas corporation (“ATX”).

RECITALS:

A. The boards of directors of Parent, ATX and Merger Sub have each determined that it is advisable and in the best interests of each corporation and its respective stockholders for ATX and Merger Sub to combine into a single company through the statutory merger of Merger Sub with and into ATX (the “Merger”).

B. In furtherance thereof, this Agreement and the Merger has been approved by the board of directors of each of Parent, ATX and Merger Sub as well as the holders of a majority of the outstanding capital stock of each of Parent, ATX, and Merger Sub who were so entitled to vote on the approval of the Merger, in accordance with the applicable provisions of the Texas Business Corporation Act (the “TBCA”), and upon the terms and conditions set forth in this Agreement, pursuant to which the capital stock of ATX outstanding immediately prior to the Effective Time will be converted into the right to receive shares of common stock, par value $.01 per share, of Parent (the “Parent Common Stock”), as set forth herein.

C. The parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and that this Agreement constitutes a plan of reorganization.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined herein), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the TBCA, Merger Sub shall be merged with and into ATX, the separate existence of Merger Sub shall cease and ATX shall continue as the surviving entity. ATX, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time. Upon all requisite approval of the Merger by the shareholders of ATX and Merger Sub, the parties hereto shall file Articles of Merger in the form attached hereto as Exhibit A (the “Articles of Merger”) with the Secretary of State of the State of Texas (the “Secretary of State”). After the issuance of a certificate of merger by the Secretary of

State, the Merger shall become effective as of the date and time (the “Effective Time”) immediately prior to, and contingent upon, the consummation (closing and funding), on or prior to September 30, 2004, of an underwritten public offering of shares of Parent Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which will result in aggregate gross proceeds to Parent and any selling stockholders of not less than $50,000,000 (a “Qualified Public Offering”), as thereafter set forth in a statement executed on behalf of ATX and Merger Sub (the “Notice of Effectiveness”) and duly filed with the Secretary of State, in accordance with Article 10.03 of the TBCA. The Articles of Merger shall include, in addition to any other statement or information required to be set forth therein, such statements and information as are required by Article 10.03.A(1) of the TBCA in order to delay the effectiveness of the Merger so that the Merger shall be effective at the Effective Time described in this Section 1.2.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of ATX and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ATX and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of ATX, as in effect immediately prior to the Effective Time (the “Articles of Incorporation”), shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by the TBCA and such Articles of Incorporation.

(b) The Bylaws of ATX, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Bylaws of the Surviving Corporation, until thereafter amended as provided by the TBCA, the Articles of Incorporation and such Bylaws.

1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of ATX immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SHARES

2.1 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Parent, ATX, Merger Sub or the holders of any of ATX’s securities:

(a)ATX Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of ATX (“ATX Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares as to which dissenters’ rights are exercised pursuant to Article 5.11 of the TBCA (“Dissenting Shares”), shall be automatically converted into the right to receive, without any further action on the part of Parent, ATX, Merger Sub or their respective stockholders, 0.278710150002407 shares of Parent Common Stock.

(b) ATX Preferred Stock.

(i) At the Effective Time, each share of ATX Common Stock for which the shares of Series A Convertible Preferred Stock, par value $.01 per share, of ATX (“ATX Series A Stock”) issued and outstanding immediately prior to the Effective Time shall be convertible into, other than Dissenting Shares, shall be automatically converted into the right to receive, without any further action on the part of Parent, ATX, Merger Sub or their respective stockholders, 0.278710150002407 shares of Parent Common Stock.

(ii) At the Effective Time, each share of ATX Common Stock for which the shares of Series B Convertible Preferred Stock, par value $.01 per share, of ATX (“ATX Series B Stock”) issued and outstanding immediately prior to the Effective Time shall be convertible into, other than Dissenting Shares, shall be automatically converted into the right to receive, without any further action on the part of Parent, ATX, Merger Sub or their respective stockholders 0.278710150002407 shares of Parent Common Stock.

(iii) At the Effective Time, each share of Series C Convertible Preferred Stock, par value $.01 per share, of ATX (“ATX Series C Stock”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be automatically converted into the right to receive, without any further action on the part of Parent, ATX, Merger Sub or their respective stockholders, 0.278710150002407 shares of Parent Common Stock.

(iv) At the Effective Time, each share of Series D Convertible Preferred Stock, par value $.01 per share, of ATX (“ATX Series D Stock”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be automatically converted into the right to receive, without any further action on the part of Parent, ATX, Merger Sub or their respective stockholders, 0.278710150002407 shares of Parent Common Stock.

(c) Exchange of Certificates. Promptly following the Effective Time, Parent shall deliver to each person who has become entitled to receive Parent Common Stock by virtue of the Merger, a certificate or certificates evidencing the number of shares of Parent Common Stock to which such person is entitled as provided herein, in exchange for the certificates representing the ATX Common Stock, ATX Series A Stock, ATX Series B Stock, ATX Series C Stock and ATX Series D Stock (collectively, “ATX Capital Stock”) of such person outstanding immediately prior to the Effective Time.

(d) Parent Common Stock. At the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled.

(e) At the Effective Time, each share of MergerCo common stock issued and outstanding immediately prior to the Effective Time shall automatically be converted, without any part of the holder thereof, into one share of the Surviving Corporation.

2.2 No Further Ownership Rights in ATX Capital Stock. As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of ATX Capital Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of ATX Capital Stock shall thereafter cease to have any rights with respect to such shares of ATX Capital Stock, except the right to receive, upon surrender of such certificate, a certificate or certificates representing Parent Common Stock in accordance with this Agreement.

2.3 ATX Stock Options.

(a) At the Effective Time, each option to purchase ATX Common Stock outstanding as of the Effective Time (an “Outstanding ATX Option”) shall, by virtue of the Merger, be assumed by Parent. Each Outstanding ATX Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Outstanding ATX Option immediately prior to the Effective time, provided that (i) each Outstanding ATX Option, if and when exercisable in accordance with its terms, shall be exercisable for a number of shares of Parent Common Stock equal to that number of shares of ATX Common Stock that were subject to such Outstanding ATX Option immediately prior to the Effective Time divided by 3.58795687918565 (the “Exchange Ratio”), rounded up to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Outstanding ATX Option shall be equal to the product (rounded up to the nearest whole cent) determined by multiplying (A) the exercise price per share of ATX Common Stock of such Outstanding ATX Option immediately prior to the Effective Time by (B) the Exchange Ratio. Upon assumption of the Outstanding ATX Options as provided herein, holders of such options shall have no additional rights or benefits beyond those which they had immediately prior to the Effective Time pursuant to the terms of such Outstanding ATX Options and the underlying stock option plans, and shall not be relieved of any obligations or restrictions applicable to such options or the shares of Parent Common Stock issued or issuable upon exercise of such options.

(b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an Outstanding ATX Option an appropriate notice setting forth such holder’s rights pursuant thereto, and such Outstanding ATX Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger). Parent shall take all corporate action necessary to reserve out of its authorized but unissued shares of Parent Common Stock a sufficient number of shares for delivery upon the exercise of the Outstanding ATX Options.

2.4 ATX Warrants. At or prior to the Effective Time, ATX and Parent shall take all action necessary to cause the assumption by Parent, as of the Effective Time, of the warrants to purchase ATX Common Stock outstanding as of the Effective Time (the “Outstanding ATX Warrants”), and to obtain the consent of each holder of Outstanding ATX Warrants to the extent deemed necessary by ATX and Parent to effect such assumption on the terms set forth in this Section 2.4. Each of the Outstanding ATX Warrants shall be converted into a warrant to purchase shares of Parent Common Stock as of the Effective Time. After the Effective Time, each Outstanding ATX Warrant shall be exercisable for a number of shares of Parent Common Stock equal to that number of shares of ATX Common Stock that were subject to such Outstanding ATX Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Stock, and the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Outstanding ATX Warrant shall be equal to the product (rounded up to the nearest whole cent) determined by multiplying (A) the exercise price per share of ATX Common Stock of such Outstanding ATX Warrant immediately prior to the Effective Time by (B) the Exchange Ratio. Upon the assumption and amendment of the Outstanding ATX Warrants as provided herein, holders of such Outstanding ATX Warrants shall have no additional rights or benefits beyond those which they had immediately prior to the Effective Time pursuant to the terms of such Outstanding ATX Warrants, and shall not be relieved of any obligations or restrictions applicable to such warrants or the shares of Parent Common Stock issued or issuable upon exercise of such warrants.

2.5 Franchise Taxes. At the Effective Time, ATX shall assume all responsibility and obligations of Merger Sub for the filing of franchise tax returns and the payment of any franchise tax owed by Merger Sub.

2.6 Fractional Shares. No Fractional Share of Parent Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of ATX common or preferred stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock will instead receive one whole share of Parent Common Stock.

ARTICLE III

GENERAL PROVISIONS

3.1 Conditions of Obligations of ATX. The obligation of ATX to effect the Merger is subject to the satisfaction of the condition that, unless waived by ATX, holders of not more than 10% of the outstanding shares of ATX capital stock shall have properly demanded appraisal rights for their shares under the TBCA.

3.2 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

3.3 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this

Agreement and to vest the Surviving Corporation with full right, title, interest and possession to all assets, properties, rights, privileges, powers and franchises of ATX, Parent and Merger Sub, the officers and directors of Parent and the Surviving Corporation are fully authorized, in the name and on behalf of ATX and Merger Sub, to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.4 Abandonment. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the board of directors of Parent, Merger Sub or ATX, notwithstanding approval of this Agreement and the Merger by the shareholders of Merger Sub and ATX.

3.5 Amendment. At any time prior to the Effective Time, this Agreement may be amended or modified by action taken by or on behalf of the respective boards of directors of the parties hereto; provided, however, that after approval of the Merger by the shareholders of ATX, no amendment may be made which under the TBCA requires further approval of such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

3.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

3.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, ATX, Parent and Merger Sub have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ATX TECHNOLOGIES, INC.

By:	/s/ Steven A. Millstein
Steven A. Millstein President and Chief Executive Officer

ATX GROUP, INC.

By:	/s/ Steven A. Millstein
Steven A. Millstein President and Chief Executive Officer

ATX MERGERCO, INC.

By:	/s/ Steven A. Millstein
Steven A. Millstein President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit 2.1

EXHIBIT A

ARTICLES OF MERGER